Exhibit 10.1

Execution version

TIME SHARING AGREEMENT

This Time Sharing Agreement (this “Agreement”) is dated this 4th day of February 2009, by and between Sextant Holdings, LLC, a Massachusetts limited liability company (the “Company”) and The First Marblehead Corporation, a Delaware corporation (“Lessee”).

RECITALS

WHEREAS, Company operates and rightfully possesses the aircraft identified in Section 15 of this Agreement (the “Aircraft”); and

WHEREAS, Lessee desires to lease the Aircraft from Company from time to time on a non-exclusive time-sharing basis as defined in Sections 91.501(b)(6), 91.501(c)(1) and 91.501(d) of the Federal Aviation Regulations  (“FARs”); and

WHEREAS, this Agreement is intended to be a time sharing agreement as defined in Section 91.501(c)(1) of the FAR.

NOW, THEREFORE, in consideration of the foregoing, and the other promises contained herein, and for other good and valuable consideration, the parties, intending to be legally bound hereby, agree as follows:

1.             Non-Exclusive Lease; Term of Lease.  Company agrees to lease the Aircraft to Lessee on a non-exclusive basis from time to time as mutually agreed between the parties pursuant to the provisions of FAR 91.501(b)(6), 91.501(c)(1) and 91.501(d) and to provide a fully qualified flight crew for all operations conducted under this Agreement.   This Agreement shall be effective on the date set forth above and shall remain in effect until terminated by either party upon ten (10) days prior written notice to the other.

2.             Lease Fee.  Lessee shall pay to Company for each flight conducted under this Agreement a lease fee (“Lease Fee”) not to exceed the actual expenses of each specific flight as authorized by FAR Part 91.501(d).  Such actual expenses shall include and are limited to:

(a)           Fuel, oil, lubricants, and other additives;

(b)           Travel expenses of the crew, including food, lodging and ground transportation;

(c)           Hangar and tie-down costs away from the Aircraft’s base of operations;

(d)           Insurance obtained for the specific flight;

(e)           Landing fees, airport taxes and similar assessments;

(f)            Customs, foreign permit, and similar fees directly related to the flight;

(g)           In-flight food and beverages;

(h)           Passenger ground transportation;

(i)            Flight planning and weather contract services; and

(j)            An additional charge equal to 100 percent of the expenses listed in subparagraph 2(a) above.

Lessee shall also be responsible to pay, together with any Lease Fee, applicable state and federal taxes, fees and charges.

3.             Invoicing and Payment.  Company will pay all expenses related to the operation of the Aircraft when incurred, and will provide an invoice to Lessee for the Lease Fee determined in accordance with paragraph 2 above as promptly as practicable following each flight.  Lessee shall pay to Company the Lease Fee, together with applicable taxes, within fifteen (15) days of receipt of the invoice.

4.             Flight Information.  Lessee will provide Company with requests for flight time and proposed flight schedules as far in advance of any given flight as possible, and in any case, at least two (2) business days in advance of Lessee’s planned departure (unless Company agrees to a shorter notice in a particular case in its discretion).  Requests for flight time shall be in a form, whether written or oral, mutually convenient to, and agreed upon by the parties.  In addition to the proposed schedules and flight times, Lessee shall provide at least the following information for each proposed flight prior to scheduled departure as required by the Company or Company’s flight crew:

(a)           proposed departure point;

(b)           destination;

(c)           date and time of flight;

(d)           the number, name, and relationship to the Lessee of anticipated passengers;

(e)           the nature and extent of luggage and/or cargo to be carried;

(f)            the date and time of return flight, if any; and

(g)           any other information concerning the proposed flight that may be pertinent or required by Company or Company’s flight crew.

5.             Flight Scheduling.  Company shall have final authority over the scheduling of the Aircraft, provided, however, that Company will use reasonable efforts to accommodate Lessee’s requests and to avoid conflicts in scheduling.  It is understood that Company shall not be obligated to retain or contract for additional flight crew or maintenance personnel or equipment in order to accommodate Lessee’s scheduling requests.

6.             Operational Control. The Company shall have and exercise exclusive operational control of the Aircraft during all phases of all flights performed under this Agreement, including, without limitation, all flights during which Lessee and/or Lessee’s guests are on-board the Aircraft.  Consistent with the Company’s operational control responsibilities, Company shall be solely responsible to secure maintenance, preventive maintenance and required or otherwise necessary inspections on the Aircraft, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventative maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the pilot in command. All flight operations under this Agreement shall be conducted under Part 91 of the FAR.

7.             Authority of Pilot in Command and Flight Crew.   For each flight conducted under this Agreement, the Aircraft will be under the command of a qualified flight crew. The pilot in command shall have final and complete authority to cancel any flight for any reason or condition that in his or her judgment would compromise the safety of the flight.  Lessee specifically agrees that the flight crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take other action which in the considered judgment of the pilot in command is necessitated by considerations of safety.  No such action of the pilot in command shall create or support any liability for loss, injury, damage or delay to Lessee or any other person.

8.             Damages.   Company shall not be liable to Lessee or any other person for loss, injury, damage or delay occasioned by the delay or failure by Company to furnish the Aircraft and crew pursuant to this Agreement for any reason.  Additionally, Lessee waives any and all claims, rights and remedies against Company arising out of this Agreement (whether express or implied, or arising by operation or law or in equity) for any special, punitive, exemplary, indirect, incidental or consequential damages.

9.             Lessee’s Covenants, Representations and Warranties.   Lessee covenants, represents and warrants to the Company that during the term of this Agreement:

(a)           Lessee will use the Aircraft for and on account of Lessee’s own business use only, and will not use the Aircraft for the purpose of providing transportation of passengers or cargo for compensation or hire or in violation of applicable FARs or any agreements entered into by the Company relating to the Aircraft;

(b)           Lessee will refrain from incurring any mechanics or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft, whether permissible or impermissible under this Agreement, nor shall there be any attempt by Lessee to convey, mortgage, assign, lease or any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien; and

(c)           Lessee will, and will cause any passengers in Lessee’s party to, abide by and conform to all such laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the use of the Aircraft by a timesharing lessee.

10.           Risk of Loss. The Company assumes and shall bear the entire risk of loss, theft, confiscation, damage to, or destruction of the Aircraft from any cause whatsoever, except to the extent attributable to the gross negligence or willful misconduct of Lessee or Lessee’s guests on the Aircraft.

11.           Insurance.   The Company shall maintain and have in force and effect with respect to the Aircraft when used pursuant to this Agreement insurance coverage of such type and amount not less than that insurance coverage customarily maintained with respect to the Aircraft when used by the Company.  Company shall cause Lessee to be added as an additional insured to its aviation liability coverage.

12.           Home Base.  For purposes of this Agreement, the permanent base of operation of the Aircraft shall be Laurence G Hanscom Field Airport  (KBED), Bedford, Suffolk County, Massachusetts.

13.           Successors and Assigns.  Neither this Agreement nor any party’s interest herein shall be assignable to any other party whatsoever.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective heirs, representatives, successors and permitted assigns.

14.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Massachusetts.

15.           The Aircraft.  The following aircraft shall constitute the “Aircraft” for purposes of this Agreement, and the use thereof shall be subject to the terms hereof.

Type of Aircraft	Manufacturer’s Serial Number	U.S. Registration No.

Gulfstream GIV-X (G450)	4035	N119AD

16.           Subordination.   This Agreement is subject and subordinate to the rights and interests of any person or entity providing financing in respect of the Aircraft, whether pursuant to a loan, lease or other financing arrangement, and to the terms of any documents evidencing the same. This Agreement is subject and subordinate to a certain Aircraft Security Agreement dated April 23, 2008 between VFS Financing, Inc. (the “Bank”) and the Company (the “Security Agreement”), and the rights and interests of the Bank thereunder and in and to the Aircraft (including, without limitation, the Bank’s right to repossess the Aircraft pursuant to the Security Agreement).  Notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuance of an Event of Default (as defined in the Security Agreement), this Agreement shall terminate immediately at the option of the Bank, upon written notice to Lessee and Bank may exercise its rights and remedies in accordance with the terms and conditions of the Security Agreement including, without limitation, its right to terminate this Agreement and take possession of the Aircraft.  The Bank shall be an intended third party beneficiary of this provision with the right to enforce the same in its own name.

17.           Notices and Communications. All communications, requests and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered personally or transmitted electronically by facsimile, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, delivery charge or postage prepaid, on the date shown on the receipt therefor, in each case at the address set forth below (or to such other address as either party shall from time to time designate to the other party):

If to Company:

Sextant Holdings, LLC

800 Boylston Street

Suite 1380

Boston, Massachusetts 02199

Attention:  Seth Gelber, Chief Financial Officer

Telephone: (617) 535-0000

Telecopier:  (617) 535-0022

If to Lessee:

The First Marblehead Corporation

800 Boylston Street, 34th Floor

Boston, Massachusetts 02199

Attention:  Greg Woods, Managing Director

Telephone: (617) 638-2176

Telecopier:  (617) 638-2161

18.           Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the other provisions of this Agreement shall not be affected or impaired.

19.           Counterparts.  This Agreement may be executed in any number of counterparts and/or via facsimile or other electronic means, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

20.           Entire Agreement.  This Agreement constitutes the entire understanding among the parties with respect to its subject matter, and there are no representations, warranties, rights, obligations, liabilities, conditions, covenants or agreements among the parties relating thereto other than as set forth herein.

21.           Amendment and Waiver.  This Agreement may be amended only by a writing duly executed by the parties hereto.  No delay or omission in the exercise or enforcement of any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy unless in the form of a writing signed by the party intended to be bound.

22.           TRUTH IN LEASING STATEMENT PURSUANT TO 14 CFR PART 91.23

THE AIRCRAFT, A GULFSTREAM MODEL GIV-X (G450) AIRCRAFT BEARING MANUFACTURER’S SERIAL NUMBER 4035 AND U.S REGISTRATION MARK N119AD HAS BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91.409(f)(3) DURING THE 12 MONTH PERIOD PRECEDING THE DATE OF THIS LEASE.

SEXTANT HOLDINGS, LLC, A MASSACHUSETTS LIMITED LIABILITY COMPANY, CERTIFIES THAT THE AIRCRAFT IS IN COMPLIANCE WITH ALL APPLICABLE MAINTENANCE AND INSPECTION REQUIREMENTS FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE.  THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER FAR PART 91.409(f)(3) FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE.

SEXTANT HOLDINGS, LLC CERTIFIES AND ACKNOWLEDGES THAT WHENEVER THE AIRCRAFT IS OPERATED UNDER THIS AGREEMENT, SEXTANT HOLDINGS, LLC SHALL BE KNOWN AS, CONSIDERED AND SHALL IN FACT BE RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT IDENTIFIED AND TO BE OPERATED UNDER THIS LEASE.  EACH PARTY CERTIFIES THAT IT UNDERSTANDS ITS RESPECTIVE RESPONSIBILITIES, IF ANY, FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.  I, THE UNDERSIGNED, SETH GELBER, AS CHIEF FINANCIAL OFFICER OF SEXTANT HOLDINGS, LLC, CERTIFY THAT IT IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE AND THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

EACH PARTY UNDERSTANDS THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

THE ADDRESS OF SEXTANT HOLDINGS, LLC IS 800 BOYLSTON STREET, SUITE 1380, BOSTON, MASSACHUSETTS 02199.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SEXTANT HOLDINGS, LLC

By:	/s/ Seth Gelber
Seth Gelber
Chief Financial Officer

THE FIRST MARBLEHEAD CORPORATION

By:	/s/ William R. Berkley
William R. Berkley
Lead Director

INSTRUCTIONS FOR COMPLIANCE WITH “TRUTH IN LEASING” REQUIREMENTS UNDER

FAR § 91.23

Within 24 hours after execution of this Time Sharing Agreement:

mail a copy of the executed document to the following address via certified mail, return receipt requested:

Federal Aviation Administration

Aircraft Registration Branch

ATTN:  Technical Section

P.O. Box 25724

Oklahoma City, Oklahoma 73125

At least 48 hours prior to the first flight to be conducted under this Agreement:

deliver a completed FSDO Notification Letter (sample form attached) containing the departure airport and proposed time of departure of said first flight by facsimile to the Flight Standards District Office located nearest the departure airport

Carry a copy of this Time Sharing Agreement in the aircraft at all times.

FSDO Notification Letter

Date:

Via Facsimile

Fax:

Federal Aviation Administration

RE:	FAR Section 91.23 FSDO Notification
First Flight Under Time Sharing Agreement of Gulfstream GIV-X (G450), N119AD, s/n 4035

To whom it may concern:

Pursuant to the requirements of Federal Aviation regulation Section 91.23(c)(3), please accept this letter as notification that the first flight of the aircraft under the above-referenced agreement will depart from                                            Airport on the            day of                           , 2008, at approximately            (am/pm) local time.

Sincerely,

Sextant Holdings, LLC

By:
Name:
Title: